RESULTS OF SHAREHOLDER MEETING
                       PHOENIX PORTFOLIOS
                        November 21, 2006
                           (Unaudited)

At a special meeting of shareholders of Phoenix Market Neutral
Fund (the "Fund"), formerly a series of Phoenix Portfolios (the
"Trust") held on November 21, 2006, shareholders voted on the following proposals:

To approve a proposal to permit Phoenix
Investment Counsel, Inc. ("PIC")
to hire and replace subadvisers
or to modify subadvisory agreements
without shareholder approval.

Phoenix Market Neutral Fund

NUMBER OF ELIGIBLE UNITS VOTED:
FOR              AGAINST              ABSTAIN            BROKER NON-VOTES
5,057,708        167,895              139,851               4,291,290


To approve the amendment of
fundamental restrictions of the
Fund with respect to loans.

Phoenix Market Neutral Fund

NUMBER OF ELIGIBLE UNITS VOTED:
FOR              AGAINST              ABSTAIN            BROKER NON-VOTES
5,026,188         185,697              153,569               4,291,290


Shareholders did not approve these proposals for the Phoenix Market
Neutral Fund.